Filed pursuant to Rule 433. Registration Statement Nos. 333-162219, 333-162219-01, 333-179685 and 333-179685-01

7 Products found

  Name                             Ticker Maturity Inception Date Annual Investor Fees
---------------------------------- ------ -------- -------------- --------------------
RBS China Trendpilot[TM] ETN         TCHI   04/18/42   04/13/12          1.10%**
---------------------------------- ------ -------- -------------- --------------------
RBS Global Big Pharma ETN          DRGS   10/25/41   10/21/11          0.60%
---------------------------------- ------ -------- -------------- --------------------
RBS Gold Trendpilot[TM] ETN          TBAR   02/15/41   02/17/11          1.00%*
---------------------------------- ------ -------- -------------- --------------------
RBS NASDAQ-100[R] Trendpilot[TM] ETN TNDQ   12/13/41   12/08/11          1.00%*
---------------------------------- ------ -------- -------------- --------------------
RBS Oil Trendpilot[TM] ETN           TWTI   09/13/41   09/13/11          1.10%**
---------------------------------- ------ -------- -------------- --------------------
RBS US Large Cap Trendpilot[TM] ETN  TRND   12/07/40   12/06/10          1.00%*
---------------------------------- ------ -------- -------------- --------------------
RBS US Mid Cap Trendpilot[TM] ETN    TRNM   01/25/41   01/25/11          1.00%*

*With respect to the RBS Gold Trendpilot ETNs, RBS US Large Cap Trendpilot
ETNs, RBS US Mid Cap Trendpilot, and RBS NASDAQ-100[R] Trendpilot[TM] ETNs, when tracking the Benchmark Index, the RBS Trendpilot ETNs will have an investor fee of 1.00% per annum. When tracking the 3-month US T-Bills, the RBS Trendpilot
ETNs will have an investor fee of 0.50% per annum. Fees accrue daily.

**With respect to the RBS Oil Trendpilot ETNs and RBS China Trendpilot ETNs,
when tracking the Benchmark Index, the RBS Trendpilot ETNs will have an investor fee of 1.10% per annum. When tracking the 3-month US T-Bills, the RBS
Trendpilot ETNs will have an investor fee of 0.50% per annum. Fees accrue daily.

NASDAQ[R], OMX[R], NASDAQ OMX[R], NASDAQ-100[R], NASDAQ-100 Index[R] and
NASDAQ-100[R] Total Return IndexSM are registered trademarks and service marks of The NASDAQ OMX Group, Inc. and are licensed for use by RBS plc.

The RBS NASDAQ-100[R] Trendpilot[TM] Index (USD) (the "Index") is the property of
RBS plc. RBS plc has contracted with The NASDAQ OMX Group, Inc. (which with its affiliates and subsidiaries is referred to as the "Corporations") to calculate and maintain the Index, either directly or through a third party. Currently, the Index is calculated and maintained by Standard & Poor's ("S & P") on behalf of The NASDAQ OMX Group, Inc. S & P and the Corporations shall have no liability for any errors or omissions in calculating the Index. The RBS ETNs, which are based on the Index, have not been passed on by the Corporations or S & P as to their legality or suitability and are not sponsored, endorsed, sold or promoted by the Corporations or S & P. THE CORPORATIONS AND S & P MAKE NO WARRANTIES AND
BEAR NO LIABILITY WITH RESPECT TO THE RBS ETNs.

The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland Group plc,
The Royal Bank of Scotland N.V. (RBS N.V.) and RBS Holdings N.V. (collectively, the RBS Entities) have filed a registration statement (including a prospectus)
with the Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the relevant RBS Entities and offerings. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/ . Alternatively,
RBS N.V., RBS plc, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS (toll-free).
                                                                               1

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BUILDING TOMORROW™

RBS Trendpilot™ ETNs

The Trend is Your Friend™

RBS

RBS Trendpilot™ ETNs may be an alternative for traditional "buy and hold" investors.

- Transparent, trend-following, rules-based index methodology.
- Aims to mitigate, to some extent, the volatility of the underlying benchmark.
- Tracks the underlying benchmark in trending bull markets and tracks the 3-month T-Bill rate in trending bear markets.
- The daily redemption value provides a valuation of the ETN on a daily basis based on the performance of the underlying benchmark, minus the investor fee.

The RBS Trendpilot™ ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

RBS Gold Trendpilot ETN

RBS Oil Trendpilot ETN

RBS US Large Cap Trendpilot ETN

RBS US Mid Cap Trendpilot ETN

RBS NASDAQ-100® Trendpilot ETN

RBS China Trendpilot ETN

The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland Group plc, The Royal Bank of Scotland N.V. (RBS N.V.) and RBS Holdings N.V. (collectively, the RBS Entities) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the relevant RBS Entities and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov . Alternatively, RBS N.V., RBS plc, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS (toll-free).

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